EXHIBIT 99

PRESS RELEASE                                 For Further  C. Dee Harkey
IMMEDIATE RELEASE                             Information: Secretary & Principal
January 20, 2000                                           Accounting Officer
                                                           FVNB Corp.
                                                           361-572-6530


                     FVNB CORP. POSITIONS FOR FUTURE GROWTH

VICTORIA, TEXAS - The Board of Directors of First Victoria National Bank today announced a strategic change designed to build upon the bank's position as the Victoria area's leading financial services provider while preparing the bank's parent company, FVNB Corp., for additional growth in other Texas markets.

David M. Gaddis, who currently serves as President and Chief Executive Officer of both First Victoria National Bank and FVNB Corp. will be assuming full-time responsibilities as President and Chief Executive Officer of FVNB Corp. The Board is in the process of selecting a prominent executive search firm with Texas-based experience to assist with the selection of a President and Chief Executive Officer of the bank. Both internal and external candidates will be considered.

Gaddis states "This change will be a positive opportunity for all involved. It will benefit our customers and employees by continuing the strategy of responsive independent bank management, which has been our hallmark since 1867. It will benefit FVNB Corp. shareholders by allowing the company to grow by expanding that independent bank strategy into other Texas markets through acquisitions and new technology. Local decision making through experienced local management has been the key to our success for a significant period of time and has really differentiated us from our competitors in recent years. That's why it's important to have a full-time, autonomous local bank president for the Victoria area. Guiding the expansion of our independent strategy into other markets through other banks is a key ingredient of our overall company plan and will require my full-time attention as president of FVNB Corp. I am personally gratified by the confidence the Board has shown in me by promoting me to this position."

Gaddis will continue to serve as President and Chief Executive Officer of the bank during the selection process which is expected to be completed in three to six months.

FVNB Corp. is a multi-bank holding company whose principal operating subsidiaries are First Victoria National Bank with locations in Victoria, Port Lavaca, and Taft, Texas, and Citizens Bank of Texas, N.A., with locations in New Waverly, The Woodlands, and Huntsville, Texas. As of December 31, 1999, total consolidated assets of the company were approximately $655 million and consolidated equity capital was approximately $60 million.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp., the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. Filings with the Securities Exchange Commission.]

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